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                                                                Exhibit 99.1

                            REGISTRATION RIGHTS AGREEMENT


          THIS REGISTRATION RIGHTS AGREEMENT (this "Agreement"), dated as of ____________, 199_, by and among ________________, a________ company (the
"Rule 145 Affiliate") and WellPoint Health Networks Inc., a Delaware corporation ("WellPoint").

          WHEREAS, pursuant to an Agreement and Plan of Merger dated July 9, 1998, (the "Merger Agreement"), among WellPoint and Water Polo Acquisition Corp., a wholly-owned subsidiary of WellPoint ("Merger Sub"), and Cerulean Companies, Inc. ("Cerulean"), Cerulean was merged into Merger Sub, the capital stock of Cerulean was converted into capital stock of WellPoint, the shareholders of Cerulean, including the Rule 145 Affiliate, became stockholders of WellPoint and thereby Cerulean became a wholly-owned subsidiary of WellPoint (the "Merger"); and

          WHEREAS, pursuant to the terms of the Merger Agreement, WellPoint has agreed to grant to the Rule 145 Affiliate certain rights with respect to the sale of the Rule 145 Affiliate's Registrable Securities (as defined below); and

          WHEREAS, as of the date hereof, the Rule 145 Affiliate, pursuant to the Merger, owns ________ shares of WellPoint's issued and outstanding Common Stock, par value $.01 per share ("Common Stock").

          NOW THEREFORE, upon the premises and the mutual promises herein contained, and for good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties agree as follows:

          1. CERTAIN DEFINITIONS. As used in this Agreement, the following initially capitalized terms shall have the following meanings:

               (a) "Affiliate" means, with respect to any person, any other person who, directly or indirectly, is in control of, is controlled by or is under common control with such person.

               (b) "Holder(s)" means the Rule 145 Affiliate or any Affiliate of the Rule 145 Affiliate and any "transferee" (as such term is defined in Section 9 hereof) which is the record holder of Registrable Securities.

               (c) "Registrable Securities" means the shares of Common Stock held by the Rule 145 Affiliate as of the date hereof, any stock or other securities into which or for which such shares of Common Stock may hereafter be changed, converted or exchanged, and any other securities issued to the Holders of such shares of Common Stock (or such shares into which or for which such shares are so changed, converted or exchanged) upon any reclassification, share combination, share subdivision, share dividend, merger, consolidation or similar transactions or

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events, PROVIDED that, any such securities shall cease to be Registrable
Securities if (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act (as defined below) and such securities shall have been disposed of in accordance with the plan of distribution set forth in such registration statement, (ii) such securities shall have been transferred pursuant to Rule 144 (as defined below), (iii) such securities are held by a Holder other than the Rule 145 Affiliate, unless such Holder shall furnish WellPoint an opinion of counsel, which opinion shall be reasonably satisfactory to WellPoint, to the effect that all of such transferred securities are not permitted at the time of transfer to be distributed by such Holder in one transaction pursuant to Rule 144, or (iv) at any time the total number of Registrable Securities held by the Holder may then be distributed by the Holder in one transaction pursuant to Rule 144.

               (d) "Registration Expenses" means all reasonable expenses in connection with any registration of securities pursuant to this Agreement including, without limitation, the following: (i) SEC filing fees; (ii) the fees, disbursements and expenses of WellPoint's counsel(s) and accountants in connection with the registration of the Registrable Securities to be disposed of under the Securities Act, (iii) all expenses in connection with the preparation, printing and filing of the registration statement, any preliminary prospectus or final prospectus and amendments and supplements thereto and the mailing and delivering of copies thereto of any Holders, underwriters and dealers and all expenses incidental to delivery of the Registrable Securities; (iv) the cost of producing blue sky or legal investment memoranda; (v) all expenses in connection with the qualification of the Registrable Securities to be disposed of for offering and sale under state securities laws, including the fees and disbursements of counsel for any underwriters or Holders in connection with such qualification and in connection with any blue sky and legal investment surveys; (vi) the filing fees incident to securing any required review by the National Association of Securities Dealers, Inc. of the terms of the sale of the Registrable Securities to be disposed of; (vii) transfer agents', depositories' and registrars' fees and the fees of any other agent appointed in connection with such offering, (viii) all security engraving and security printing expenses;
(ix) all fees and expenses payable in connection with the listing of the Registrable Securities on each securities exchange or inter-dealer quotation system on which a class of common equity securities of WellPoint is then listed; (x) all reasonable out-of-pocket expenses of WellPoint incurred in connection with road show presentations, including the salaries (based on a per diem allocation) and expenses (to the extent not reimbursed by the underwriters) of officers making road show presentations and holding meetings with potential investors to facilitate the distribution and sale of Registrable Securities and other out-of-pocket expenses of WellPoint related thereto, but salaries shall be deemed a Registrable Expense if and only to the extent such road show presentations and meetings are made or held on more than five (5) business days in the aggregate with respect to any one registration (and then only if earned or incurred in respect of such days in excess of five (5) business days), but WellPoint shall participate in road show presentations only in its sole discretion; (xi) the prorated salaries and expenses of in-house attorneys performing legal services to the extent such services would otherwise be performed by outside counsel; (xii) courier, overnight delivery, word processing, duplication, telephone and facsimile expenses; and (xiii) any one-time payment for directors and officers insurance directly related to such offering, provided the insurer provides a separate statement for such payment.

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               (e)  "Rule 144" means Rule 144 promulgated under the
Securities Act (as defined below), or any successor rule to similar effect.

               (f) "SEC" means the United States Securities and Exchange Commission.

               (g) "Securities Act" means the Securities Act of 1933, as amended, or any successor statute.

          Terms not otherwise defined in this Agreement shall have the meanings set forth in the Merger Agreement.

          2.   REGISTRATION.

               (a) At the Effective Time of the Merger, all Registrable Securities shall be the subject of a registration statement effective under the Securities Act for sale by the Holder of any or all of such Registrable Securities for a period ending on the ninetieth (90th) day after the Effective Time of the Merger; PROVIDED, after thirty (30) days from the Effective Time of the Merger, the Holder will, upon receipt of written notice from WellPoint to such effect and for one 10-day period only, refrain from effecting any transactions in such Registrable Securities for any one period of up to ten (10) consecutive days as provided in the notice furnished by WellPoint; and, PROVIDED FURTHER, that the effective period of the registration statement referred to in this Section 2(a) shall be extended by the number of days requested by WellPoint in its notice.

               (b) At any time after the period of effectiveness described in Section 2(a) above and upon written notice from a Holder or Holders of at least 51% of the Registrable Securities in the manner set forth in Section 10(h) hereof requesting that WellPoint effect the registration under the Securities Act of any or all of the Registrable Securities held by such Holder as described in Section 2(c) (which notice shall specify the intended method or methods of disposition of such Registrable Securities), WellPoint shall have the right, exercisable by written notice no later than the completion of the next full business day to purchase all or a portion of the Registrable Securities requested to be registered by such Holder at a cash price per share equal to the arithmetic mean of each of the closing sales prices per share of Common Stock on the New York Stock Exchange for each of the fifteen (15) consecutive trading days ending on the last trading day immediately preceding the date of the written notice from the Holder under this Section 2(b). The closing of such purchase shall take place no later than five (5) days after the date of the written notice from WellPoint under this Section 2(b). WellPoint's right to purchase Registrable Securities for cash pursuant to this Section 2(b) shall be limited to an amount of cash such that it will not exceed, when aggregated with all other cash paid or payable to other stockholders of Cerulean in the Merger, the amount permitted under the Internal Revenue Code and the rules and regulations thereunder in connection with tax-free treatment for the Merger.

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               (c)  To the extent that WellPoint does not exercise its right to purchase under Section 2(b) above, WellPoint shall use its best efforts to effect, in the manner set forth in Section 5, the registration under the Securities Act of such Registrable Securities for disposition in accordance with the intended method or methods of disposition stated in such request, PROVIDED that:

                    (i) if prior to receipt of a registration request pursuant to Section 2(b), WellPoint had commenced a financing plan through a formal "all hands" meeting with outside advisors, including an underwriter if such financing plan is an underwritten offering, and, in the good faith business judgment of WellPoint's underwriter, a registration at the time and on the terms requested could materially and adversely affect or interfere with such financing plan of WellPoint or its subsidiaries (a "Transaction Blackout"), WellPoint shall not be required to effect a registration pursuant to this Section 2(c) until the earliest of (A) the abandonment of such offering, (B) thirty (30) days after the termination of such offering, (C) the termination of any "hold back" period obtained by the underwriter(s) of such offering from any person in connection therewith or (D) thirty (30) days after receipt by the Holder requesting registration of the written notice from WellPoint referred to above in this subsection (i); PROVIDED that, WellPoint shall only be permitted to delay a requested registration under this Section 2(c), whether in reliance on this subsection (i) or on subsection (ii) below, once during the term of this Registration Rights Agreement.

                    (ii) if, while a registration request is pending pursuant to this Section 2(c), WellPoint has determined in good faith that (A) the filing of a registration statement could jeopardize or delay any contemplated material transaction other than a financing plan involving WellPoint or would require the disclosure of material information that WellPoint had a bona fide business purpose for preserving as confidential; or (B) WellPoint then is unable to comply with SEC requirements applicable to the requested registration (notwithstanding its best efforts to so comply), WellPoint shall not be required to effect a registration pursuant to this Section 2(c) until the earlier of (1) the date upon which such contemplated transaction is completed or abandoned or such material information is otherwise disclosed to the public or ceases to be material or WellPoint is able to so comply with applicable SEC requirements, as the case may be, and (2) thirty (30) days after WellPoint makes such good-faith determination; PROVIDED that, WellPoint shall only be permitted to delay a requested registration under this Section 2(c), whether in reliance on this subsection (ii) or on subsection (i) above, once during the term of this Registration Rights Agreement.

                    (iii) WellPoint shall not be obligated to file more than four (4) registration statements, one of which may be for an underwritten offering, relating to a registration request (made under Section 2(b)) pursuant to this Section 2(c) and shall not be obligated in any event if such registration request is for a number of Registrable Securities which have an aggregate market value less than $1 million.
     If such request shall be for an underwritten offering, such request must be for a number of Registrable Securities which have an aggregate market value of at least $20 Million.

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               (d)  Notwithstanding any other provision of this Agreement to the contrary, a registration requested by a Holder pursuant to this Section 2 shall not be deemed to have been effected (and, therefore, not requested for purposes of Section 2(b) or 2(c) and not reduce the number of registration statements Holder is entitled to request under Section 2(c)(iii)): (A) if it is withdrawn based upon material adverse information relating to WellPoint that is different from the information (x) known to the Holder requesting registration at the time of their request for registration, or (y) promptly disclosed by WellPoint to the Holder at the time of their request for registration; (B) if, as effective, it includes fewer than ninety (90%) percent of the number of shares of Registrable Securities which were the subject matter of the request; (C) if after it has become effective such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason other than a misrepresentation or an omission by such Holder and, as a result thereof, less than ninety (90%) percent of the Registrable Securities requested to be registered can be completely distributed in accordance with the plan of distribution set forth in the related registration statement; or
(D) if the conditions to closing specified in any purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied (other than by reason of some act or omission by such Holder) or waived by the underwriters.

               (e)  In the event that any registration pursuant to this
Section 2 shall involve, in whole or in part, an underwritten offering, WellPoint shall have the right to nominate an underwriter as the sole lead managing underwriters of such underwritten offering (and Holder shall have the right to reasonably consent to WellPoint's nominee).

               (f) Holders other than the Holder initiating the demand pursuant to Section 2(b) and holders of other registrable securities with the right to participate in a WellPoint registration statement shall have the right to include their shares of Registrable Securities in any registration pursuant to Section 2(c). In connection with those registrations in which multiple Holders or holders of other registrable securities with the right to participate in such registration ("piggy-back rights holders") participate, in the event the facilitating broker/dealer or, in an underwritten offering, the lead managing underwriter advises that marketing factors require a limitation on the number of shares to be sold, the number of shares to be included in the sale or underwriting and registration shall be allocated PRO RATA (i) first, among the Holders on the basis of the shares of Registrable Securities held by each such Holder and (ii) second, among the holders seeking registration pursuant to piggy-back registration rights.

               (g) WellPoint shall have the right to cause the registration of additional securities for sale for the account of WellPoint in any registration of Registrable Securities requested by a Holder pursuant to
Section 2(b) which involves an underwritten offering; PROVIDED that, WellPoint shall not have the right to cause the registration of such additional securities if such Holder is advised in writing (with a copy to WellPoint) by the lead managing underwriter designated pursuant to Section 2(e) that, in such firm's good faith opinion, registration of such additional

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securities would adversely affect the offering and sale of the Registrable
Securities then contemplated by such Holder.

               (h)  (i)   WellPoint represents that, as of the date hereof,
only the California Healthcare Foundation (the "Foundation") holds registration rights with respect to securities of WellPoint and that such registration rights consist of one demand registration right (the "Foundation Demand") per year, a single additional demand registration right and unlimited piggy-back registration rights (the "Foundation Piggy-backs"), and that WellPoint shall not effect more than one registration statement pursuant to a Foundation Demand during the pendency of the "shelf" registration statement referred to in Section 2(a) hereof (including during any extension of the effectiveness of such registration statement pursuant to Section 2(a) or Section 2(h)(iv)).

                    (ii) Upon receipt of notice from the Foundation of a Foundation Demand, WellPoint shall immediately transmit notice of such demand to Holder.

                    (iii) After the filing of the registration statement that is the subject of a Foundation Demand, upon the request of the Foundation, Holder shall not request registration of any Registrable Securities pursuant to Section 2 hereof, and shall suspend sales under any then effective registration statement, for up to forty-five (45) days beginning on the date that is requested by Foundation, which date shall not be later than the completion of the offering.

                    (iv) In the event a Foundation Demand occurs during the registration of Registrable Securities described in Section 2(a) hereof, WellPoint shall extend the period of effectiveness of the registration statement described in Section 2(a) by the length of the period during which Holder was unable to effect transactions under such registration statement pursuant to Section 2(h)(iii).

                    (v) In the event Holder requests a registration right under Section 2(b) hereunder, which is not a request for an underwritten offering, WellPoint shall immediately notify Foundation of such request and WellPoint must respond no later than the completion of the next full business day after receipt of such notice if the Foundation wishes to exercise a Foundation Piggy-back in connection with such registration statement.

          3. PIGGY-BACK REGISTRATION. At any time during the term of this Agreement if WellPoint proposes to register any of its Common Stock or any other of its common equity securities (but not including debt instruments or preferred stock convertible into its common equity securities) (collectively, "Other Securities") under the Securities Act (other than a registration on Form S-4 or S-8 or any successor form thereto), whether or not for sale for its own account, in a manner which would permit registration of Registrable Securities for sale for cash to the public under the Securities Act, it will each such time give prompt written notice to each Holder of its intention to do so at least forty-eight (48) hours prior to the anticipated filing date of the registration statement relating to such registration. Such notice shall offer each such Holder the opportunity to include in such registration statement such number of Registrable Securities as each such Holder may request. Upon the written

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request of any such Holder made no later than the next complete business day after the receipt of WellPoint's notice (which request shall specify the number of Registrable Securities intended to be disposed of and the intended method of disposition thereof), WellPoint shall effect, in the manner set forth in Section 5, in connection with the registration of the Other Securities, the registration under the Securities Act of all Registrable Securities which WellPoint has been so requested to register, to the extent required to permit the disposition (in accordance with such intended methods thereof) of the Registrable Securities so requested to be registered, PROVIDED that:

               (a) if at any time after giving written notice of its intention to register any securities and prior to the effective date of such registration, WellPoint shall determine for any reason not to register or to delay registration of such securities, WellPoint may, at its election, give written notice of such determination to the Holder and, thereupon, (A) in the case of a determination not to register, WellPoint shall be relieved of its obligation to register any Registrable Securities in connection with such registration and (B) in the case of a determination to delay such registration, WellPoint shall be permitted to delay registration of any Registrable Securities requested to be included in such registration for the same period as the delay in registering such other securities;

               (b)  (i)   if the registration referred to in the first
sentence of this Section 3 is to be an underwritten primary registration on behalf of WellPoint, and the managing underwriter advises WellPoint in writing that, in such firm's opinion, such offering would be materially and adversely affected by the inclusion therein of the registrable securities requested to be included therein, WellPoint shall include in such registration: (1) first, all securities WellPoint proposes to sell for its own account ("WellPoint Securities") and (2) second, up to the full number of registrable securities in excess of the number or dollar amount of WellPoint Securities, which, in the good faith opinion of such managing underwriter, can be so sold without materially and adversely affecting such offering (and, if less than the full number of such Registrable Securities, allocated pro rata among the Holders of such Registrable Securities and holders (other than WellPoint) of Other Securities to be included in such registration ("Other Holders") on the basis of the number of securities requested to be included therein by each such Holder and Other Holders), (ii) if the registration referred to in the first sentence of this Section 3 is to be a registration effected pursuant to the Amended and Restated Registration Rights Agreement dated as of August 4, 1997 between WellPoint and the Foundation, the managing underwriter or facilitating broker/dealer advises WellPoint in writing that in their good faith opinion such offering or transaction would be adversely affected by the inclusion therein of the Registrable Securities, WellPoint shall include in such registration the amount of Registrable Securities (A) in the case of any such registration effected during the 45-day period beginning on the date hereof, equal to no less than ten percent (10%) of the total number of shares of Common Stock included therein or (B) in the case of any such registration effected after such 45-day period, the amounts of Registrable Securities that such managing underwriter advises will not adversely affect the offering, and (iii) if the registration referred to in the first sentence of this Section 3 is to be an underwritten secondary registration on behalf of Other Holders, other than as set forth in the immediately preceding clause (ii), and the managing underwriter advises WellPoint in writing that in their good faith opinion such offering would be adversely affected by the inclusion therein of the Registrable Securities requested to be

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included therein, WellPoint shall include in such registration the amounts of securities (including Registrable Securities) that such managing underwriter advises, allocated pro rata among the Other Holders and the Holders on the basis of the number of securities (including Registrable Securities) requested to be included therein by each Other Holder and each Holder;

               (c) WellPoint shall not be required to effect any registration of Registrable Securities under this Section 3 incidental to the registration of any of its securities in connection with mergers, acquisitions, dividend reinvestment plans or stock option or award or other executive or employee benefit or compensation plans; and

               (d) no registration of Registrable Securities effected under this Section 3 shall relieve WellPoint of its obligation to effect a registration of Registrable Securities pursuant to Section 2 hereof.

          4. EXPENSES. WellPoint agrees to pay all Registration Expenses with respect to an offering pursuant to Section 2 and Section 3 hereof (but not any commissions or underwriting discount in connection with an offering which shall be the expense of Holder).

          5. REGISTRATION AND QUALIFICATION. If and whenever WellPoint is required to use its best efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Section 2 (except the registration statement described in Section 2(a) which shall be in effect at the Effective Time) or 3 hereof, WellPoint, shall:

               (a) prepare and file a registration statement under the Securities Act relating to the Registrable Securities to be offered as soon as practicable, but in no event later than thirty (30) days (sixty (60) days if the applicable registration form is other than Form S-3) after the date notice is given, and use its best efforts to cause the same to become effective as promptly as practicable;

               (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for thirty (30) days (or, in the case of an underwritten offering, such shorter time period as the underwriters may require);

               (c) furnish to the Holders and to any underwriter of such Registrable Securities such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus), in conformity with the requirements of the Securities Act, and such other documents, as the Holders or such underwriter may reasonably request in order to facilitate the public sale of the Registrable Securities, and a copy of any and all transmittal letters or other correspondence to, or received from, the SEC or any other governmental agency or self-regulatory

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body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering;

               (d) use its best efforts to register or qualify all Registrable Securities covered by such registration statement under the securities or blue sky laws of such jurisdictions as the Holders or any underwriter of such Registrable Securities shall request, and use its best efforts to obtain all appropriate registrations, permits and consents required in connection therewith, and do any and all other acts and things which may be necessary or advisable to enable the Holders or any such underwriter to consummate the disposition in such jurisdictions of its Registrable Securities covered by such registration statement; PROVIDED that WellPoint shall not for any such purpose be required to register or qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, or to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction;

               (e) in connection with any underwritten offering, (i) use its best efforts to furnish an opinion of counsel for WellPoint addressed to the underwriters and each Holder of Registrable Securities included in such registration (each a "Selling Holder") and dated the date of the closing under the underwriting agreement (if any) (or if such offering is not underwritten, dated the effective date of the registration statement), and
(ii) use its best efforts to furnish a "cold comfort" letter addressed to each Selling Holder, if permissible under applicable accounting practices, and signed by the independent public accountants who have audited WellPoint's financial statements included in such registration statement, in each such case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to underwriters in underwritten public offerings of securities and such other matters as the Selling Holders may reasonably request and, in the case of such accountants' letter, with respect to events subsequent to the date of such financial statements;

               (f) immediately notify the Selling Holders in writing (i) at any time when a prospectus relating to a registration pursuant to Section 2 or 3 hereof is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) of any request by the SEC or any other regulatory body or other body having jurisdiction for any amendment of or supplement to any registration statement or other document relating to such offering, and in either such case (i) or
(ii) at the request of the Selling Holders, subject to Section 4 hereof, prepare and furnish to the Selling Holders a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading;

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               (g)  list all such Registrable Securities covered by such
registration on each securities exchange and inter-dealer quotation system on which a class of common equity securities of WellPoint is then listed, with expenses in connection therewith to be paid in accordance with Section 4 hereof; and

               (h) furnish unlegended certificates representing ownership of the Registrable Securities being sold in such denominations as shall be requested by the Selling Holders or the underwriters with expenses therewith to be paid in accordance with Section 4 hereof.

          6.   UNDERWRITING, DUE DILIGENCE.

               (a) If requested by the underwriters for any underwritten offering of Registrable Securities pursuant to a registration requested under this Agreement, WellPoint shall enter into an underwriting agreement with such underwriters for such offering, such agreement to contain such representations and warranties by WellPoint and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnities and contribution substantially to the effect and to the extent provided in Section 7 hereof and the provision of opinions of counsel and accountants' letters to the effect and to the extent provided in Section 5(e) hereof. The Selling Holders on whose behalf the Registrable Securities are to be distributed by such underwriters shall be parties to any such underwriting agreement and the representations and warranties by, and the other agreements on the part of, WellPoint to and for the benefit of such underwriters, shall also be made to and for the benefit of such Selling Holders. Such underwriting agreement shall also contain such representations and warranties by the Selling Holders on whose behalf the Registrable Securities are to be distributed as are customarily contained in underwriting agreements with respect to secondary distributions. Selling Holders may require that any additional securities included in an offering proposed by a Holder be included on the same terms and conditions as the Registrable Securities that are included therein.

               (b) In the event that any registration pursuant to Section 3 shall involve, in whole or in part, an underwritten offering, WellPoint may require the Registrable Securities requested to be registered pursuant to
Section 3 to be included in such underwriting on the same terms and conditions as shall be applicable to the other securities being sold through underwriters under such registration. If requested by the underwriters for such underwritten offering, the Selling Holders on whose behalf the Registrable Securities are to be distributed shall enter into an underwriting agreement with such underwriters, such agreement to contain such representations and warranties by the Selling Holders and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnities and contribution substantially to the effect and to the extent provided in Section 7 hereof. Such underwriting agreement shall also contain such representations and warranties by WellPoint and such other person or entity for whose account securities are being sold in such offering as are customarily contained in underwriting agreements with respect to secondary distributions.

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               (c)  In connection with the preparation and filing of each registration statement registering Registrable Securities under the Securities Act, WellPoint shall give the Holders of such Registrable Securities and the underwriters, if any, and their respective counsel and accountants, such reasonable and customary access to its books and records and such opportunities to discuss the business of WellPoint with its officers and the independent public accountants who have certified WellPoint's financial statements as shall be necessary, in the opinion of such Holder and such underwriters or their respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

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
          7.   INDEMNIFICATION AND CONTRIBUTION.

               (a) In the case of each offering of Registrable Securities made pursuant to this Agreement, WellPoint agrees to indemnify and hold harmless each Holder, its officers and directors, managers and members, as the case may be, each underwriter of Registrable Securities so offered and each person, if any, who controls any of the foregoing persons within the meaning of the Securities Act, from and against any and all claims, liabilities, losses, damages, expenses and judgments, joint or several, to which they or any of them may become subject, under the Securities Act or otherwise, including any amount paid in settlement of any litigation commenced or threatened, and shall promptly reimburse them, as and when incurred, for any reasonable legal or other expenses incurred by them in connection with investigating any claims and defending any actions, insofar as such losses, claims, damages, liabilities or actions shall arise out of, or shall be based upon, any untrue statement or alleged untrue statement of a material fact contained in the registration statement (or in any preliminary or final prospectus included therein) or any amendment thereof or supplement thereto, or in any document incorporated by reference therein, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; PROVIDED, HOWEVER, that WellPoint shall not be liable to a particular Holder in any such case to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement, or any omission, if such statement or omission shall have been made in reliance upon and in conformity with information relating to such Holder furnished to WellPoint in writing by or on behalf of such Holder specifically for use in the preparation of the registration statement (or in any preliminary or final prospectus included therein) or any amendment thereof or supplement thereto. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of a Holder and shall survive the transfer of such securities. The foregoing indemnity agreement is in addition to any liability which WellPoint may otherwise have to each Holder, its officers and directors, members and managers, as the case may be, underwriters of the Registrable Securities or any controlling person of the foregoing; PROVIDED, FURTHER, that, as to any underwriter or any person controlling any underwriter, this indemnity does not apply to any loss, liability, claim, damage or expense arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission in any preliminary prospectus if a copy of a prospectus was not sent or given by or on behalf of an underwriter to such person asserting such loss, claim, damage, liability or action at or prior to the written confirmation of the sale of the Registrable Securities as required by the Securities Act and such untrue statement or omission had been corrected in such prospectus.

               (b) In the case of each offering made pursuant to this Agreement, each Holder of Registrable Securities included in such offering, by exercising its registration rights hereunder, agrees to indemnify and hold harmless WellPoint, its officers and directors and each person, if any, who controls any of the foregoing within the meaning of the Securities Act (and if requested by the underwriters, each underwriter who participates in the offering and each person, if any, who controls any such underwriter within the meaning of the Securities Act), from and against any and all claims, liabilities, losses, damages, expenses and judgments, joint or several, to which they or any of them may become subject under the Securities Act or otherwise, including any amount

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
paid in settlement of any litigation commenced or threatened, and shall promptly reimburse them, as and when incurred, for any legal or other expenses incurred by them in connection with investigating any claims and defending any actions, insofar as any such losses, claims, damages, liabilities or actions shall arise out of, or shall be based upon, any untrue statement or alleged untrue statement of a material fact contained in the registration statement (or in any preliminary or final prospectus included therein) or any amendment thereof or supplement thereto, or any omission or alleged omission to state therein a material fact relating to the Holder required to be stated therein or necessary to make the statements therein not misleading, but in each case only to the extent that such untrue statement of a material fact is contained in, or such material fact relating to the Holder is omitted from, information relating to such Holder furnished in writing to WellPoint by or on behalf of such Holder specifically for use in the preparation of such registration statement (or in any preliminary or final prospectus included therein). The foregoing indemnity is in addition to any liability which such Holder may otherwise have to WellPoint, or any of its directors, officers or controlling persons; PROVIDED, HOWEVER, that, as to any underwriter or any person controlling any underwriter, this indemnity does not apply to any loss, liability, claim, damage or expense arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission in any preliminary prospectus if a copy of a prospectus was not sent to or given by or on behalf of an underwriter to such person asserting such loss, claim, damage, liability or action at or prior to the written confirmation of the sale of the Registrable Securities as required by the Securities Act and such untrue statement or omission had been corrected in such prospectus.

               (c) PROCEDURE FOR INDEMNIFICATION. Each party indemnified under paragraph (a) or (b) of this Section 7 shall, promptly after receipt of notice of any claim or the commencement of any action against such indemnified party in respect of which indemnity may be sought, notify the indemnifying party in writing of the claim or the commencement thereof; PROVIDED that, the failure to notify the indemnifying party shall not relieve it from any liability which it may have to an indemnified party on account of the indemnity agreement contained in paragraph (a) or (b) of this Section 7, except to the extent the indemnifying party was prejudiced by such failure, and in no event shall relieve the indemnifying party from any other liability which it may have to such indemnified party. If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 7 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided that each indemnified party, its officers and directors, if any, and each person, if any, who controls such indemnified party within the meaning of the Securities Act, shall have the right to employ separate counsel reasonably approved by the indemnifying party to represent them if the named parties to any action (including any impleaded parties) include both such indemnified party and an indemnifying party or an affiliate of an indemnifying party, and such indemnified party shall have been advised by counsel either (i) that there are one or more legal defenses available to such indemnified party that are different from or additional to those available to such indemnifying party or such affiliate or (ii) a conflict may exist between such indemnified party and such indemnifying party or such affiliate, and in that event the fees and expenses of one such separate counsel for all such indemnified parties shall be paid by the indemnifying party. An indemnified party will not enter into any settlement agreement which is not approved by the indemnifying party, such approval not to be unreasonably withheld. The indemnifying party may not agree to any settlement of any such claim or action which provides for any remedy or relief other than monetary damages for which the indemnifying party shall be responsible hereunder, without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld. In any action hereunder as to which the indemnifying party has assumed the defense thereof with counsel reasonably satisfactory to the indemnified party, the indemnified party shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but, except as set forth above, the indemnifying party shall not be obligated hereunder to reimburse the indemnified party for the costs thereof. In all instances, the indemnified party shall cooperate fully with the indemnifying party or its counsel in the defense of each claim or action.

     If the indemnification provided for in this Section 7 shall for any reason be unavailable to an indemnified party in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to herein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, in such proportion as shall be appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the indemnifying party on the one hand or the indemnified party on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission, but not by reference to any indemnified party's stock ownership in WellPoint. In no event, however, shall a Holder be required to contribute in excess of the amount of the net proceeds received by such Holder in connection with the sale of Registrable Securities in the offering which is the subject of such loss, claim, damage or liability. The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this paragraph shall be deemed to include, for purposes of this paragraph, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

          8. RULE 144. WellPoint shall take such measures and timely file such information, documents and reports as shall be required by the SEC as a condition to the availability of Rule 144 and to remain in compliance with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

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
          9.   TRANSFER OF REGISTRATION RIGHTS.

               (a) A Holder may transfer all or any portion of its rights and obligations under this Agreement to any transferee of Registrable Securities but no such transfer shall effect any extension of the term of this Agreement, or any expansion in the rights of Holders hereunder. The Holder making such transfer shall promptly notify WellPoint in writing stating the name and address of any transferee and identifying the amount of Registrable Securities with respect to which the rights under this Agreement are being transferred and the nature of the rights so transferred. In connection with any such transfer, the term "Holder" as used in this Agreement shall, where appropriate to assign the rights and obligations of a Holder hereunder to such direct transferee, be deemed to refer to the transferee holder of such Registrable Securities.

               (b) After any such transfer, the Holder making such transfer shall retain its rights and obligations under this Agreement with respect to all other Registrable Securities still owned by such Holder.

               (c) Upon the request of the Holder making such transfer, WellPoint shall execute a Registration Rights Agreement with such transferee or a proposed transferee substantially similar to this Agreement.

          10.  MISCELLANEOUS.

               (a) INJUNCTIONS. Each party acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. Therefore, each party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which such party may be entitled at law or in equity.

               (b) SEVERABILITY. If any term or provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms and provisions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and each of the parties shall use its best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term or provision.

               (c) FURTHER ASSURANCES. Subject to the specific terms of this Agreement, each of the parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

               (d) WAIVERS, ETC. No failure or delay on the part of either party (or the intended third-party beneficiaries referred to herein) in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure therefrom shall in any event be effective unless the same shall be in writing and signed by an authorized officer of each of the parties, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

               (e)  ENTIRE AGREEMENT.  This Agreement contains the entire
understanding of the parties with respect to its subject matter.   This
Agreement supersedes all prior agreements and understandings between the parties, whether written or oral, with respect to the subject matter hereof. The paragraph headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement.

               (f) COUNTERPARTS. For the convenience of the parties, this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall be one and the same instrument.

               (g) AMENDMENT. This Agreement may be amended only by a written instrument duly executed by an authorized officer of each of WellPoint and the Holders of at least 51% of Registrable Securities.

               (h) NOTICES. Unless expressly provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given (i) when personally delivered, (ii) if mailed registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter refused by the addressee or its agent, (iii) if given by telex or telecopier, once such notice or other communication is transmitted to the telex or telecopier number specified below and the appropriate answer back or telephonic confirmation is received, provided that such notice or other communication is mailed in accordance with clause (ii) hereof or (iv) if sent by overnight courier which delivers only upon the signed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent:

                    (i)   if to the Rule 145 Affiliate:

                          With copy to:

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                                ----------------------------------------------
                                ----------------------------------------------
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
                    (ii)  if to WellPoint, then addressed to WellPoint at:

                              21555 Oxnard Street
                              Woodland Hills, CA 91367
                              Attn: General Counsel
                              Telecopy No.: (818) 703-4406

                          With copy to:

                              Gibson, Dunn & Crutcher LLP
                              One Montgomery Street
                              Telesis Tower
                              San Francisco, CA 94104
                              Attn: William L. Hudson, Esq.
                              Telecopy No.: (415) 986-5309

               (i) GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE.

               (j) TERM. This Agreement shall remain in full force and effect until there are no Registrable Securities outstanding or until terminated by the mutual agreement of WellPoint and the Holders of at least 51% of the Registrable Securities, but in any event this Agreement shall terminate at the close of business on the day prior to the one year anniversary of the Effective Time of the Merger.

                (k) ASSIGNMENT. Except as provided herein, the parties may not assign their rights under this Agreement. WellPoint may not delegate its obligations under this Agreement.

          IN WITNESS WHEREOF, the Rule 145 Affiliate and WellPoint have caused this Agreement to be duly executed by their authorized representative as of the date first above written.

                              ___________________________________________


                              By:________________________________________
                              Name: _____________________________________
                              Title: ____________________________________


                              WELLPOINT HEALTH NETWORKS INC.


                              By:________________________________________
                              Name: _____________________________________
                              Title: ____________________________________

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